April 29, 2020

Griffin Institutional Access Credit Fund

Griffin Capital Plaza

1520 E. Grand Avenue

El Segundo, CA 90245

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 9 to the Griffin Institutional Access Credit Fund Registration Statement filed on Form N-2 on August 26, 2019. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 13 under the Securities Act of 1933 (Amendment No. 16 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200 ■ Dallas, TX ■ Tel 214.665.3685